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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K



Date of report (Date of earliest event reported):      February 22, 2000
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                          AFTERMARKET TECHNOLOGY CORP.
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             (Exact Name of Registrant as Specified in Its Charter)


          Delaware                      0-21803                   95-4486486
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(State or Other Jurisdiction of      (Commission             (I.R.S. Employer
Incorporation or Organization)       File Number)            Identification No.)



One Oak Hill Center, Suite 400, Westmont, IL                         60559
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(Address of Principal Executive Offices)                           (Zip Code)



Registrant's Telephone Number, Including Area Code:    (630) 455-6000
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                          AFTERMARKET TECHNOLOGY CORP.

                                    FORM 8-K

ITEM 5.   OTHER EVENTS.

     On February 22, 2000, Aftermarket Technology Corp. (the "Company") released its financial results for the quarter and year ended December 31, 1999. Attached as Exhibit 99 hereto is a copy of the press release issued by the Company announcing such results. The press release erroneously reported basic net income per share for 1999 as $0.34. The correct number is $0.33 per share. Net income per fully diluted share was correctly reported as $0.32.

     On February 22 and 23, 2000, Michael T. DuBose, the Company's Chairman, President and Chief Executive Officer, and Barry C. Kohn, the Company's Chief Financial Officer, had telephone discussions with securities analysts during which they provided the following information:

     - Revenue in the Company's OEM segment during the fourth quarter of 1999 was $77.0 million. Operating income before special charges ("Segment Profit") in the OEM segment during the fourth quarter of 1999 was $15.4 million. Revenue and Segment Profit in this segment for the full year were $305.1 million and $54.8 million, respectively.

     - Revenue in the Company's Independent Aftermarket segment during the fourth quarter of 1999 was $52.5 million, including $5.4 million of revenue attributable to All Trans, which was acquired during the quarter. Segment revenue for the full year was $200.1 million. The Independent Aftermarket segment had a Segment Loss for the fourth quarter and full year of $2.8 million and $8.4 million, respectively, and exited 1999 with a loss run rate of $700,000 per month. The Company expects revenue in the Independent Aftermarket segment to increase 10-15% in 2000 over 1999 and for this segment to reach break-even on an operating income basis sometime during the second quarter of 2000.

     - Revenue and Segment Profit in the Company's "Other" business units during the fourth quarter of 1999 were $17.0 million and $2.8 million, respectively. Revenue and Segment Profit in these business units for the full year were $59.8 million and $9.3 million, respectively.

     - Revenue for the Company's Logistics Services and Material Recovery business units (two of the three "Other" business units) during 1999 was approximately $23 million and $6.4 million, respectively.

     - Sales to DaimlerChrysler, Ford and General Motors during the fourth quarter of 1999 were $31.5 million, $27.5 million and $9.3 million, respectively. Sales of


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          remanufactured engines (including sales to DaimlerChrysler) for the quarter were $8.0 million.

     - At December 31, 1999, the Company had cash on hand of approximately $8 million and borrowing capacity under its revolving credit facility of approximately $15 million. At the end of 1999, the Company had total debt of approximately $309 million.

     - At December 31, 1999, the Company's net accounts receivable and accounts payable were approximately $71 million and $47 million, respectively.

     - At December 31, 1999, the Company's net inventory was approximately $124 million, which represented an increase of approximately $8 million over net inventory at the end of the third quarter of 1999. Approximately $4 million of the increase was attributable to the acquisition of All Trans during the fourth quarter. The Company expects to take approximately $20 million out of inventory in 2000.

     - The Company recognized EBITDA, before special charges, of $21.5 million for the fourth quarter of 1999 and $71.3 million for the full year. Depreciation and amortization were $5.4 million for the fourth quarter and $19.7 million for the year.

     - Capital expenditures were $2.5 million for the fourth quarter of 1999 and $22.8 million for the full year. The Company has budgeted $20 million of capital expenditures for 2000.

     - The Company expects to utilize free cash generated in 2000 to fund internal growth initiatives and to reduce its debt and presently does not expect to make any acquisitions during 2000, although it will continue to review strategic opportunities as they arise.

     - The Company expects to earn $0.25 per fully diluted share during the first quarter of 2000 and $1.25 per fully diluted share for the full year.

     - Ford recently awarded the Company the contract to remanufacture transmissions for Ford's new Focus world car, as well as the contract to remanufacture "gap" transmissions for post-warranty use in older model Ford cars. These "gap" transmissions were previously produced by "Ford Authorized Remanufacturers."

                        FORWARD LOOKING STATEMENT NOTICE

     The above paragraphs and the attached press release contain forward-looking statements that involve risks and uncertainties because such statements are based upon assumptions as to future events that may not prove to be accurate. There can be no assurance that actual results will not differ materially from those projected or implied by


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such statements. The factors that could cause actual results to differ are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and other filings made by the Company with the Securities and Exchange Commission.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (C)  EXHIBITS

          99 Press Release issued by Aftermarket Technology Corp. on February 22, 2000.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             AFTERMARKET TECHNOLOGY CORP.

Dated:  February 23, 2000

                                             By:  /s/ Joseph Salamunovich
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                                                      Joseph Salamunovich
                                                        Vice President


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